Elamex Announces Intention to Voluntarily Delist and Deregister Stock

EL PASO, TX -- 01/27/2006 -- Elamex, S.A. de C.V. (NASDAQ: ELAM) a diversified manufacturing services company with food and real estate holdings in Mexico and the United States, announced today that it intends to voluntarily delist its common stock from NASDAQ at the opening of business on January 30, 2006. Simultaneously with delisting, the Company will file a Form 15 with the Securities and Exchange Commission (the "SEC") to voluntarily deregister its common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and to suspend its obligation to file reports under the Exchange Act. Elamex is eligible to deregister by filing a Form 15 because it has fewer than 300 holders of record of its common stock.

Upon the filing of the Form 15, Elamex's obligation to file certain reports with the SEC, including Forms 10-K, 10-Q, and 8-K, will immediately cease. Elamex anticipates that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC. The Company's shares may be quoted on the Pink Sheets after it delists from NASDAQ, but the Company can give no assurances that any broker will continue to make a market in the Company's common stock. The Pink Sheets is a provider of pricing and financial information for the over-the-counter (OTC) securities markets. It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded.

Richard R. Harshman, Elamex's President and CEO commented, "The Company's Board of Directors approved the delisting and deregistration of its common stock after carefully considering the advantages and disadvantages of continuing registration and listing. The costs and administrative burdens associated with being a public company have significantly increased, particularly in light of SEC, Sarbanes-Oxley and NASDAQ requirements. Our Board has determined that the rising costs of compliance, as well as the substantial demands on management time and resources, outweigh the benefits the Company and its shareholders receive from maintaining its registered and listed status. We believe that deregistering will result in significantly reducing expenses, avoiding even higher future expenses and will enable our management to focus more of its time and resources on operating the Company and enhancing shareholder value."

Elamex is a Mexican company with manufacturing operations and real estate holdings in Mexico and the United States. The Company is involved in the production of food items related to its candy manufacturing and nut processing operations.

Contact:
Sam L. Henry
(915) 298-3061